EXHIBIT 10.29a




                          March 26, 1997



Mr. William E. Rosenthal, President
KPR Holdings, Inc.
Ft. Worth, Texas

Dear Billy:

          The purpose of this letter is to evidence the understanding reached with regard to the amendment of the Purchase Agreement by and among KPR Holdings, Inc. and the shareholders of RKR-GP, Inc. and Foodbrands America, Inc. dated as of November 14, 1995 (the "Agreement"). As you are aware, Foodbrands is negotiating an agreement and plan of merger (the "Acquisition Agreement") with a third party which has been disclosed to you (the "Acquirer") pursuant to which Foodbrands would become a wholly owned subsidiary of Acquirer. In connection with facilitating Foodbrands entering into the agreement with the Acquirer, you have agreed on behalf and as of agent of the Sellers under the Agreement that the Contingent Purchase Price provisions will be modified so that the Sellers would no longer have any right to receive shares of Foodbrands America common stock at an exercise price of $13.125, but, in lieu thereof, would have the right to elect, subject to the terms of the Agreement, to receive common stock of the Acquirer at a deemed price of $22.50 per share of such Acquirer's common stock. In addition, the following amendments would be made to the
Agreement:

          1. In each of Section 2.05(b), (c) and (d) of the Agreement, wherever the term "Foodbrands" appears, the name of the Acquirer shall be substituted. Also, in the Election Notice attached as Exhibit C to the Agreement, in each instance that Foodbrands appears, the name of the Acquirer will be substi-tuted.

          2. In each instance where the term "Foodbrands" appears in Section 2.06(b) of the Agreement, the name of the Acquirer will be substituted.

          3. With respect to the Contingent Purchase Price payable on April 1, 1997, as to which the Sellers have the option to elect for Foodbrands America common stock, the Contingent Purchase Price will be payable in cash and not Foodbrands common stock. The portion of the Contingent Purchase Price payable on April 1, 1997 of $4,308,063.00 (the "Original Amount") will be paid in cash on April 1, 1997. Upon consummation of the Acquisition Agreement, an additional amount will be paid equal to $400,000 plus the product of (i) 328,233 (the number of shares of Foodbrands America common stock Sellers could have received on April 1, 1997) multiplied by (ii) the Share Price payable pursuant to the Acquisition Agreement less $13.125 (collec-tively, the "Additional Amount"). The Additional Amount will be paid upon earlier of the consummation of the tender offer contemplated by or the Effective Time as defined in the Acquisition Agreement. If, however, the consummation of the transaction contemplated by the Acquisition Agreement is terminated, the Sellers will only be entitled to the Original Amount, but will have thirty (30) days to make an election as to whether to receive cash or Foodbrands American common stock and will return the Original Amount. No interest will be payable on the Contingent Purchase Price.

          4. Except as modified herein, the Agreement shall remain in full force and effect.

          5. Upon merger, Acquirer will agree to take whatever action is required to cause Foodbrands to perform its obligations under the Agreement.

          6. Upon merger, Acquirer will enter into a guarantee of the BAM Lease in the form attached to such lease.

If the above conforms with your understanding, please indicate so below and return a copy to me.

                                Very truly yours,

                                FOODBRANDS AMERICA, INC.


                               By /s/ R. Randolph Devening
                                 ________________________________
                                  R. Randolph Devening, President

ACCEPTED THIS 24th DAY OF
MARCH, 1997

KPR HOLDINGS, INC., for itself
and as agent and attorney-in-fact
for the Shareholders of RKR-GP, Inc.


By /s/ William E. Rosenthal
  ________________________________
   William E. Rosenthal, President